Exhibit 99.2
Contact: Marc Cannon
(954) 769-3146
Cannonm@autonation.com
AutoNation Supports General Motors Consolidation Plan
The AutoNation Stores Impacted by GM’s Actions Today Represent 0% of AutoNation 2008 Operating
Income
     FORT LAUDERDALE, Fla. (May 15, 2009) — AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that General Motors notified AutoNation that six of its dealerships were identified for potential closing by GM. The notification is part of GM’s communication today to approximately 1,100 dealers that GM does not expect to continue as GM dealerships past October 2010. The AutoNation stores potentially impacted by the consolidation plan represent 0% of AutoNation’s 2008 operating income. AutoNation does not believe that any one-time charges that may be associated with these actions will be material to its continuing operations or debt covenants.
     Commenting on the consolidation plan, Mike Jackson, Chairman and Chief Executive Officer, said, “We believe GM’s consolidation plan is a difficult but positive step that will strengthen America’s dealer network and improve dealer profitability over the long term. The consolidation plan is consistent with AutoNation’s long-term strategy that we implemented in 2000 to consolidate domestic dealerships and realign our brand mix more towards import and premium luxury franchises. With our financial and operational strength and diversified brand mix, we are well-positioned to succeed in the rapidly changing automotive retail landscape.”
About AutoNation, Inc.
     AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and has been named America’s Most Admired Automotive Retailer by FORTUNE Magazine in five of the last seven years. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 289 new vehicle franchises in 15 states. For additional information, please visit http://corp.AutoNation.com or www.AutoNation.com, where more than 70,000 vehicles are available for sale along with AutoNation’s E-Vehicle program.
FORWARD-LOOKING STATEMENTS
     Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, estimates and expectations is contained in the Company’s SEC filings. The Company undertakes no duty to update its forward-looking statements.